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                                                                   Exhibit 5




Mark W. Yonkman
First Vice President - Corporate Legal
One Detroit Center
500 Woodward Avenue, 33rd Floor
Detroit, Michigan 48226



                                                  September 30, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: COMERICA INCORPORATED - REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

         I am First Vice President and counsel to Comerica Incorporated, a Delaware corporation (the "Corporation"). This opinion is being rendered with respect to the registration statement on Form S-8 filed by the Corporation with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the "Act"), as amended, $ 4,681,322 in deferred compensation obligations of the Corporation (the "Securities"). The Securities are to be issued under the Comerica Incorporated Deferred Compensation Plan (1997 Amendment and Restatement) (the "Plan").
         I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, I advise you that, in my opinion:
         The Securities have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued.
         I hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Mark W. Yonkman
Mark W. Yonkman, Esquire
First Vice President
Comerica Incorporated
Detroit, Michigan 48226
(313) 222-3432

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